Exhibit 10.10
                              MANAGEMENT AGREEMENT

         This Agreement ("Agreement") is dated this 6th day of February 1997 and is by and between Channel 32 Incorporated (the " Licensee"), a corporation formed under the laws of the State of Oregon, and NEWCO of Oregon, Inc. ("Manager"), a corporation formed under the laws of the State of Oregon.

         WHEREAS, Licensee holds licenses and other authorizations from the Federal Communications Commission ("FCC") for KWBP-TV in Salem, Oregon (the "Station"); and

         WHEREAS, Licensee and Manager are parties to a certain Asset Purchase Agreement dated January 31, 1997 (the "Purchase Agreement") for the assignment and sale of the FCC Licenses and other assets of the Station from Licensee to Manager; and

         WHEREAS, Licensee is desirous of securing programming and related services for the Station prior to the consummation of the Purchase Agreement; and

         WHEREAS, Manager has programming and other resources and management expertise which could be utilized for the benefit of the Station;

         NOW, THEREFORE, in light of the foregoing and the mutual promises and covenants contained herein, the parties hereby agree as follows:

                 ARTICLE I: PROVISION OF MANAGEMENT SERVICES

SECTION 1.1.     MANAGER'S MANAGEMENT OF STATION FACILITIES

         Licensee shall retain Manager's services beginning on the commencement of the Term specified in Section 1.2 of this Agreement. The Licensee shall authorize Manager to manage the Station facilities for one hundred sixty-eight
(168) hours per week, Sunday through Saturday, to enable Licensee to comply with applicable law or to fulfill its obligations under the Communications Act of 1934, as amended (the "Act"), or the rules and policies of the FCC. Upon commencement of the Term, Manager will arrange for programming to be broadcast on the Station for the entire 168-hour weekly period (subject to any diminution under this Agreement) and otherwise manage Station operations under Licensee's supervision. At Manager's option, the programming may originate either from Licensee's studios or from other points. In the event of a termination of this Agreement without a Closing, Manager will use reasonable efforts to terminate all programming obligations created by Manager hereunder.


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SECTION 1.2.      TERM OF AGREEMENT

         The term of this Agreement (the "Term") shall commence on February 6, 1997 (the "Effective Date"). Manager shall, as of the Effective Date, arrange for programming to be utilized on the Station and provide other management services until the expiration of the Term, which shall be the earlier of (a) the date of the consummation of the sale of the Station pursuant to the Purchase Agreement (the "Closing") or (b) the termination of this Agreement under Article IV hereof.

SECTION 1.3.     QUALITY AND NATURE OF PROGRAMMING

         (a) Any and all programming provided or arranged by Manager under this Agreement shall be in accordance with the Act and the rules and policies of the FCC. All advertising messages and promotional material or announcements shall comply with all applicable federal, state and local laws, regulations and policies.

         (b) The Licensee may, in the exercise of its discretion, refuse to broadcast any program which the Licensee deems to be inconsistent with subsection (a) of this section or the Licensee's obligations under the Act or FCC rules or policies.

         (c) Manager agrees to display the ratings of all applicable programs broadcast on the Station. License retains the right to change any rating that, in its discretion, is determined to be in appropriate.

SECTION 1.4.      OPERATION AND MAINTENANCE OF STATION FACILITIES

         (a) Notwithstanding anything herein to the contrary, the Manager shall, subject to the terms of this Agreement, assume responsibility for all usual and ordinary expenses incurred by Licensee in the operation of the Station subsequent to December 31, 1996, including but not limited to salaries, lease payments for studios and broadcast equipment, utilities, insurance and other routine expenses and repairs (unless the expense or repair does not involve a routine expense and is not caused by the willful misconduct or negligence of Manager, its employees or agents: provided, that, notwithstanding the foregoing, Manager shall assume responsibility for replacement of the Station's transmitter). Annexed hereto as Schedule 1 is a list of the Station's current full-time and part-time employees who are or will be employed by the Station at the Effective Date, the position held by each employee, and the monthly compensation of each employee. All expenses submitted by Licensee for reimbursement are subject to verification by Manager's accountant.

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


         (b) Within one (1) business day of the execution of this Agreement, Manager will pay Licensee $150,000 as a deposit to cover expenses both incurred and paid in January 1997 in excess of net receipts both earned and received in January 1997.

The aforesaid monies will be deposited into the new operational checking account, to which Licensee and Manager will be the sole signatories. On or before February 15, 1997, Licensee shall provide Manager with an accounting of such expenses. Any amount still owed (in the case where such expenses have exceeded the $150,000) will be added to the purchase price due the Licensee at Closing under the Purchase Agreement. In the event that the January 1997 expenses did not exceed the $150,000 deposit, then such amount will be credited against any future amounts otherwise due the Licensee. Thereafter, Licensee shall, on the 25th day of each month (beginning in February 1997), provide Manager with an itemized list of salaries and other expenses incurred subsequent to December 31, 1996 and paid since the previous accounting along with net revenues earned subsequent to December 31, 1996 and received since the previous accounting. If the net revenues exceed the expenses, then Licensee shall remit to such amount to Manager within the same five (5) day period.

         (c) Except for those matters falling within Manager's responsibility under subsection (a) of this section, the Licensee shall be responsible for the repair of any damage to or malfunction of any of the Station transmission facilities not caused by ordinary wear and tear or by the negligent or willful misconduct of Manager, its employees or agents.

SECTION 1.5.      HANDLING OF MAIL

         Except as required to comply with the Act or FCC rules and policies, including those regarding the maintenance of the public inspection file (which shall at all times remain the responsibility of the Licensee), the Licensee shall not be required to receive or handle mail, faxes, or telephone messages in connection with programming provided by Manager unless the Licensee, at the request of Manager, has agreed in writing to do so. Notwithstanding anything herein to the contrary, Manager shall provide the Licensee with copies of any mail, fax, or telephone message concerning the programming furnished or arranged by Manager under this Agreement to permit Licensee to place copies thereof in the Station's public inspection file if required by applicable law, rule, or policy.

SECTION 1.6.      STAFFING REQUIREMENTS AND EXPENSES

         (a) The Licensee shall, to the extent required by applicable law or policy, maintain a main studio within the Station's Grade A contour. The Licensee shall be responsible for the payment of salaries, taxes, insurance and related costs of Station

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

personnel, including managerial staff, at the main studio, subject to any reimbursement by Manager as provided under Section 1.4(a) of this Agreement.

         (b) Manager may establish, staff and maintain a remote control point for the Station, subject to the control and oversight of the Licensee: provided, that Manager ensures that Licensee maintains the ability to preempt Manager's programming. Manager shall reimburse Licensee under Section 1.4 of this Agreement for (i) all telephone calls associated with program production and listener responses, (ii) any fees billed by ASCAP, BMI and SESAC, and (iii) all other copyright fees attributable to programming provided by Manager under this Agreement.

SECTION 1.7.      OPERATION OF STATION

         (a) Notwithstanding anything to the contrary in this Agreement, the Licensee shall retain exclusive authority for the operation of the Station, including, without limitation, the right (i) to accept or reject any programming or advertisements proffered by Manager (ii) to cancel or preempt any programming proffered by Manager if the broadcast of such program(s) would, in the Licensee's opinion, not be in the public interest, (iii) to substitute for any program proffered by Manager a program deemed by the Licensee to be of greater national, regional or local interest, (iv) to require that time sales by Manager to political candidates comply with law and policy regarding access, charges and equal opportunities, and (v) to take any other action which the Licensee deems necessary for compliance with federal, state and local laws, including the Act and the rules and policies of the FCC. Station personnel shall report and be accountable solely to the Licensee. When they use Licensee's facilities,
Manager's personnel shall be under the ultimate direction, control and supervision of the Licensee's general manager. Manager shall provide Licensee with at least seven (7) days notice of the intent to run programming and the anticipated date and time of such broadcast.

         (b) The Licensee will use its best efforts to provide Manager with reasonable prior notice of any intention to cancel or preempt any programming proffered by Manager.

         (c) Licensee shall be solely responsible for the Station's compliance with the Act as well as FCC rules and policies, Manager shall provide information to the Licensee with respect to Manager's programs to assist the Licensee in assessing the extent to which such programming is responsive to the needs and interests of the Station's service area and to enable the Licensee to provide information required by the FCC and other governmental entities, including but not limited to (i) a quarterly list of community issues and responsive programming and (ii) a description of programming intended to satisfy the Licensee's obligations under the Children's Television Act of 1990.

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         (d) Manager shall have no responsibility for Licensee's federal,  state or local income taxes, regardless of when paid or payable by Licensee.

         (e) Manager shall have the authority, subject to Licensee's final approval and in compliance with Licensee policies and all applicable laws, to hire such personnel as Manager shall deem necessary to the operation of the Station.

SECTION 1.8.      STATION IDENTIFICATION

         The Licensee shall be responsible for the broadcast of all required station announcements and all visual or oral notices or rating symbols under
Section 1.3(c). Manager shall make available to Licensee, without charge, such announcements for such purpose as requested by Licensee and shall air such announcements during the programming supplied by Manager. Required announcements shall include those announcements required by Station's role as the primary emergency alert system station for the Capital Operational Area.

SECTION 1.9.      FORCE MAJEURE

         No breach of this Agreement shall be deemed to occur if circumstances beyond the control of the Licensee cause any (a) damage or malfunction in the Station's transmission facilities or (b) delay or interruption in the broadcast of programs

SECTION 1.10.     RIGHT TO USE THE PROGRAMS

         Subject to Section 1.1, the right to use the Manager's programming and to authorize its use in any manner in any media whatsoever shall be, and remain, vested in Manager. In the event of a termination of this Agreement without a Closing of the Purchase Agreement, Manager will assist Licensee in an orderly transition of programming.

SECTION 1.11.     PAYOLA

         Neither Manager nor its employees or designated agents shall accept any consideration, compensation gift or gratuity of any kind, regardless of its value or form, including but not limited to a commission, discount, bonus, material, supplies or other merchandise, services or labor whether or not pursuant to written contract or agreement between Manager and merchants or advertisers, unless the payer is identified in the program in accordance with the Act and FCC rules and policies. Manager shall provide the Licensee with an appropriate affidavit within 45 days of the Effective Date of this

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

Agreement and thereafter on an annual basis, and more frequently if reasonably requested by Licensee, attesting to its compliance with this section.

SECTION 1.12.     COMPLIANCE WITH LAW

         Manager shall comply with all laws, rules, regulations and policies applicable to Manager's performance under this Agreement or to which the Licensee is subject in the operation of the Station.

SECTION 1.13.     ACCOUNTS RECEIVABLE

         Licensee hereby assigns to Manager all accounts receivable generated by the sale of time on the Station generated on or after January 1, 1997, through and including the Effective Date. Manager shall be entitled to retain any and all accounts receivable generated after the Effective Date of this Agreement.


                          ARTICLE II PAYMENT OF MONIES

SECTION 2.1.      PAYMENTS OF MONEY

         On or before thirty (30) days following the execution of this Agreement, Manager shall place Three Hundred Thousand Dollars ($300,000) in the account established pursuant to Section 1.4(b) of this Agreement which will (a) be utilized for the deposit of all accounts receivable generated from the sale of time on the Station on or after January 1, 1997, and (b) be utilized for the payment of all expenses which are subject to payment or reimbursement under
Section 1.4 of this Agreement after February 1, 1997. At the Closing of the Purchase Agreement, the balance of the account shall be transferred to Manager.

SECTION 2.2.      ADJUSTMENTS AT CLOSING OF PURCHASE AGREEMENT

         (a) At the Closing of the Purchase Agreement, Licensee shall provide Manager with a preliminary accounting of the final amounts due and unpaid under this Agreement, and in the event that such amount is due to the Licensee, that amount shall be added to the purchase price to be paid to Licensee. If the net amount due and unpaid under this Agreement is due at that time to the Manager, that latter amount shall be deducted from the purchase price to be paid to Licensee. A final accounting of such amounts due and unpaid will be completed by the Licensee and delivered to the Manager


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

within 15 days of the Closing, and any difference between the preliminary accounting and the final accounting will be paid within 5 days of such rendering.

         (b) Notwithstanding anything to the contrary in this Agreement, at the Closing of the Purchase Agreement, Licensee will provide Manager with a Promissory Note (the "Note") equal to 20% of the net losses incurred by Manager under the Agreement. The Note will bear interest at a rate equal to the interest rate paid by Manager for any financing secured by Manager to fulfill its financial obligations under the Purchase Agreement. Licensee will be obligated to pay the principal and all accrued interest under the Note prior to or simultaneous with the sale of Licensee's stock in Manager as provided in Section
1.2.2. of the Purchase Agreement: provided, that, if Licensee exercises its option under Section 1.2.2. of the Purchase Agreement to convert its ownership interest in Manager to a comparable ownership interest in Manager's parent corporation, then, in that event, Licensee shall have the option to (i) prepay the principal and all accrued interest under the Note prior to such conversion or (ii) reduce the value of the ownership interest to be acquired in the Manager's parent corporation by an amount equal to the outstanding principal of the Note). For purposes of this Agreement, "net losses" means the extent to which the expenses paid or incurred by Manager under this Agreement exceed the Account Receivables collected or generated (and less than 90 days old) by Manager under this Agreement.

SECTION 2.3.      REIMBURSEMENT OF MANAGER

         In the event the Purchase Agreement is terminated prior to any Closing thereunder, then, in that event, Licensee shall use the proceeds of the subsequent sale of the Station (by asset agreement, stock purchase, or otherwise) to (a) reimburse Manager for all net losses paid by Manager under this Agreement and (b) pay manager 50% of the gross proceeds of the sale of the Station in excess of $22 million.

                  ARTICLE III REPRESENTATIONS AND WARRANTIES

SECTION 3.1.      MUTUAL REPRESENTATIONS AND WARRANTIES

         Each party represents and warrants to the other that it is legally qualified, duly empowered and expressly authorized to enter into this Agreement and that the execution, delivery and performance of this Agreement shall not constitute a breach or violation of any agreement, contract or other obligation to which either party is subject or by which it is bound.

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


SECTION 3.2.      LICENSEE'S REPRESENTATIONS AND WARRANTIES

         Licensee represents and warrants to Manager (a) that Licensee holds the FCC licenses (the "FCC Licenses" ) for the Station, (b) that each such license is in full force and effect, unimpaired by any acts or omissions of Licensee or its agents, (c) that there is not now pending or, to Licensee's knowledge, threatened any action by or before the FCC or any court to revoke, cancel, suspend, refuse to renew or modify adversely the FCC Licenses, (d) that, as of the date of this Agreement, no event has occurred that does justify or, after notice or lapse of time or both, would justify the revocation, termination or adverse modification of any FCC Licensee, (e) that Licensee is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state, or local governmental entity, court or authority having jurisdiction over it or over any part of the operations or assets of the Station, (f) that Licensee will not dispose of, transfer, assign or pledge any of the Station Assets except with the prior written consent of Manager or except for non-material assets disposed of in the ordinary course of business, (g) that Licensee is now and will remain in compliance during the Term of this Agreement with any and all loans, notes, and other debt instruments to which Licensee is a party and by which it is bound, and (h) that Licensee has disclosed to Manager in the Purchase Agreement any and all exceptions that relate to the foregoing representations: provided that Licensee will provide Manager with immediate notice of the breach or anticipated breach of any of the foregoing representations, and Manager shall have the unilateral right, but not the obligation, to cure any anticipated or actual breach without prejudice to any of Manager's rights or remedies under this Agreement.

SECTION 3.3.      MANAGER'S REPRESENTATIONS AND WARRANTIES

         Manager represents and warrants to Licensee (a) that Manager is not in material violation of any statute, ordinance, rule, regulation, policy, order or decree of any federal, state or local governmental entity, court or authority having jurisdiction over it or over any part of its operation or assets, (b) that, during the Term of this Agreement, Manager shall broadcast, without charge, any advertisements which Licensee is obligated to air under trade or barter agreements in existence prior to the date of this Agreement: provided, that such advertisements will be aired on a run of schedule basis at a time or times determined by Manager and preemptable for any party who will pay cash for the time, and (c) that Manager shall honor Licensee's cash advertising agreements and programming agreements that are in existence as of the date of this Agreement and were entered into in the ordinary course of business.

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SECTION 3.4.      INDEMNIFICATION

         Each party shall defend, indemnify and hold harmless the other party and its partners, officers, stockholders, directors, employees, agents, successors and assigns, from and against any and all costs, losses, claims, liabilities, fines, expenses, penalties, and damages (including reasonable attorney's fees) in connection with or resulting from (a) any breach or default under this Agreement or (b) any claim of any nature whatsoever made with respect to programming supplied by the indemnifying party, including without limitation, any liability for any fines imposed by the FCC as a result of programming supplied by the indemnifying party.

                             ARTICLE IV: TERMINATION

SECTION 4.1.      EVENT OF DEFAULT

         (a) The following shall, after the expiration of the applicable cure period provided in subsection (b) of this section, constitute an Event of
Default:

         (i) Manager's :failure to timely make any payments to Licensee required under this Agreement;

         (ii) the default by either party hereto in the material observance or performance of any material covenant, condition or undertaking contained herein; or

         (iii) if any material representation or warranty made by either party shall prove to have been or become false or misleading in any material respect.

         (b) An Event of Default shall not be deemed to have occurred until, in the case of payment of any money to Licensee, five ( 5) business days, or in the case of any other default, twenty (20) business days, after the nondefaulting party has provided the defaulting party with written notice specifying the event or events that, if not cured, would constitute an Event of Default and specifying the action necessary to cure the Event of Default within such period. This period may be extended for a reasonable period of time if the defaulting party is acting in goad faith to cure the default and such default is not materially adverse to the other party.

         (c) Upon the occurrence of an Event of Default, the nondefaulting party may terminate this Agreement, unless the latter party is also in default hereunder.

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         (d) In the event this  Agreement is  terminated  because of an Event of
Default by Licensee, Manager shall become entitled to reimbursement of all net losses incurred under this Agreement and paid by Manager through either (a) a reduction in the purchase price to be paid to Licensee by Manager at the Closing of the Purchase Agreement or (b) if there is no Closing of the Purchase Agreement, the proceeds of the sale of the Station to a third party, which shall be secured by Licensee at the earliest practicable date after termination by making the Station available for sale in conjunction with the efforts of Manager's principals: provided, that, if there is no Closing under the Purchase Agreement, Manager shall also be entitled to 50% of the gross amount received from the sale of the Station in excess of $22 million.

SECTION 4.2.      TERMINATION OPTION

         Manager may terminate this Agreement at any time if, notwithstanding anything in this Agreement to the contrary, the Licensee cancels or preempts programming proffered for broadcast by Manager during ten percent (10%) or more of the total hours of operation of the Station during any calendar month. Either party may terminate this Agreement if, the Purchase Agreement has not been consummated within 270 days after its execution. In the event either party elects to terminate this Agreement pursuant to this section, notice shall be given the other party of such election at least thirty (30) days prior to the termination date. Termination under this section shall not affect Manager's entitlement to any reimbursement under Section 2.3 of this Agreement.

SECTION 4.3.      TERMINATION UPON GOVERNMENT ACTION

         (a) This Agreement may be terminated under any one of the following circumstances: (i) by Manager, if the FCC revokes, refused to renew, or fails to extend any FCC License for any Station; (ii) by Manager or Licensee, as the case may be, if the FCC or any other governmental agency with jurisdiction over this Agreement issues a Final Order which requires a modification to this Agreement which is materially adverse to Manager and/or Licensee; or (iii) by Manager or Licensee, if the FCC or any other governmental agency with jurisdiction over this Agreement requires the termination of this Agreement.

         (b) In the event of termination of this Agreement under this section, Licensee shall cooperate with Manager to the extent practicable to enable Manager to fulfill advertising or other programming contracts for cash compensation then outstanding, in which event the Licensee shall receive such compensation payable to Manager therefor. In no event shall termination under this section affect either party's entitlement to reimbursement under Section
2.3 of this Agreement.

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                            ARTICLE V: MISCELLANEOUS

SECTION 5.1.      INSURANCE

         Licensee shall maintain in full force and effect such insurance policies as carried by it on the Effective Date of this Agreement with responsible and reputable insurance companies or associations covering such risks (including fire and other risks insured against by extended coverage, broadcaster's general liability, including errors and omissions, invasion of privacy, libel and defamation claims, public liability insurance, insurance for claims against personal injury or death or property damage and such other insurance as may be required by law) and in such amounts and on such terms as is conventionally carried by broadcasters operating television stations with facilities comparable to those of the Station. Licensee shall cause Manager to be named as an additional insured thereunder. Any insurance proceeds received by Licensee for damaged Station Assets will be used to repair or replace such asset so that the operation of the Station conforms with this Agreement. The premiums for any insurance policies maintained by Licensee shall be included in the expenses subject to reimbursement by Manager under Section 1.4(a) of this Agreement.

SECTION 5.2.      NOTICES

         All necessary notices, demands, requests and other communications permitted or required under this Agreement shall be in writing and shall be delivered by certified mail-return receipt requested, postage prepaid; by hand; or by overnight courier service, charges prepaid. In each case the communication shall be addressed as follows (or to such other addresses as either party may designate in writing to the other):

If to Manager:          Douglas Gealy
                        President
                        7125 Bluffstream Court
                        Columbus, Ohio  43235

With a copy to:         Lewis J. Paper, Esq.
                        Dickstein, Shapiro, Morin & Oshinsky, LLP
                        2101 L Street, NW
                        Washington, DC 20037

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If to the Licensee:     Daniel J. Alderman
                        Executive Vice President
                        Suite 350
                        9725 SW Beaverton Hillsdale Hwy.
                        Beaverton, Oregon 97005

With a Copy to:         Allan A. Fulsher, Esq.
                        Suite 350
                        9725 SW Beaverton Hillsdale Hwy.
                        Beaverton, Oregon 97005

Such communications shall be effective upon delivery.

SECTION 5.3.      WAIVER

         No waiver of any provision of this Agreement shall be effective unless in writing. Such waiver shall be effective only in the specific instance and for the purpose for which given.

SECTION 5.4.      CONSTRUCTION

         This Agreement shall be construed in accordance with the laws of the State of Oregon without regard to conflict of laws provisions.

SECTION 5.5.      HEADINGS

         The headings contained in this Agreement are included for convenience only and no heading shall alter the meaning of any provision.

SECTION 5.6.      ASSIGNMENT

         This Agreement may not be assigned by Licensee without the prior written consent of the Manager. Manager may assign its rights and obligations under this Agreement without Licensee's consent.

SECTION 5.7.      COUNTERPART SIGNATURE

         This Agreement may be signed in one or more counterparts, and all counterparts shall be deemed to be one and the same document.

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SECTION 5.8.      ENTIRE AGREEMENT

         This Agreement and the Purchase Agreement embody the entire agreement between the parties and supersede any and all prior and contemporaneous agreements and understandings, oral or written. No amendment of this Agreement shall be valid unless embodied in a document executed by both parties.

SECTION 5.9.      NO PARTNERSHIP OR JOINT VENTURE CREATED

         Nothing in this Agreement shall be construed to make the licensee and Manager partners or part of a joint venture or to vest any rights in any third party.

SECTION 5.10      SEVERABILITY OF PROVISIONS

         In the event any provision contained in this Agreement is held to be invalid, illegal or unenforceable by the FCC or any court of competent jurisdiction, such holdings shall not affect any other provision hereof, and this Agreement shall be construed as if such valid, illegal or unenforceable provision had not be contained herein.

SECTION 5.11.     LITIGATION PROCEDURES AND EXPENSES

         Any and all disputes concerning or under this Agreement shall be resolved in arbitration to be conducted in Los Angeles, California in accordance with the rules of the American Arbitration Association. The decision of the arbitrator shall be final, binding and enforceable in any court of competent jurisdiction. If either party initiates arbitration or other formal action to enforce its rights hereunder, the prevailing party shall be reimbursed by the other party for all reasonable expenses incurred thereby, including reasonable attorney fees.



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         IN WITNESS  WHEREOF,  the parties have  executed  this  Agreement to be effective as of the date first written above.

                                          NEWCO OF OREGON, INC.



                                          By: /s/ Douglas E. Gealy
                                              -----------------------------
                                              Douglas Gealy
                                              President


                                          CHANNEL 32 INCORPORATED



                                          By:/s/ Roy Rose
                                             ------------------------------
                                             Roy Rose
                                             Chief Executive Officer

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